As filed with the Securities and Exchange Commission on September
10, 1998
                                                Registration No.
333-____

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          --------------------------
                                     FORM S-8
                            REGISTRATION STATEMENT
                                      UNDER
                         THE SECURITIES ACT OF 1933
                         ----------------------------
                                  Furon Company
         (Exact name of registrant as specified in its charter)
                         ----------------------------
California                                    95-1947155
(State or other jurisdiction of          (I.R.S. Employer
incorporation or organization)        Identification No.)

                              29982 Ivy Glenn Drive,
           Laguna Niguel, California 92677-2044 (714) 831-5350
                  (Address of principal executive offices)
                          ----------------------------
                   Furon Company Deferred Compensation Plan
                         (Full title of the plan)
                            --------------------------
                                Donald D. Bradley
                          General Counsel and Secretary
                                  Furon Company
                              29982 Ivy Glenn Drive,
                       Laguna Niguel, California 92677-2044
                     (Name and address of agent for service)

Telephone number, including area code, of agent for service:
(949) 831-5350
                  -------------------------------------
                          CALCULATION  OF REGISTRATION  FEE

Title of         Amount        Proposed    Proposed      Amount
of
of securities    to be         maximum     maximum
registration
to be            registered    offering    aggregate     fee

Common Stock,    300,000<1><2> $17.3125<3> $5,193,750<3>
$1,533<3>
without par value

Deferred         $2,500,000<4> 100%        $2,500,000<5>  $7380
Compensation
Obligations

--------------------------------------------

<1>  This Registration Statement covers, in addition to the
number
     of shares of Common Stock stated above, other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, an indeterminate number of shares and rights which by reason of certain events specified in the Furon Company Deferred Compensation
     Plan (the "Plan") may become subject to the Plan.

<2>  Each share is accompanied by a common share purchase right pursuant to the Registrant's Rights Agreement, dated March
     21, 1989, as amended, with The Bank of New York, as Rights
     Agent.

<3>  Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on September 2, 1998, as reported on the New York Stock Exchange and published in the Western Edition of The Wall Street Journal.

<4>  The Deferred Compensation Obligations being registered are general unsecured obligations of Furon Company to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the Plan.

<5>  Estimated solely for purposes of determining the
registration
     fee.

     The Exhibit Index for this Registration Statement is at page
S-3.

                             PART I

                  INFORMATION REQUIRED IN THE
                   SECTION 10(a) PROSPECTUS

     The  documents containing the information specified  in
Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a)
of the Securities Act.

                              PART II
                   INFORMATION REQUIRED IN THE
                     REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

     The following documents of Furon Company (the "Company") filed with the commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, filed with the Commission on April 9, 1998;

     (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended May 2, 1998, filed with the Commission on May 29, 1998; and

     (c) The Description of the Company's Common Stock included in its Registration Statements on Forms 8-A, each dated and filed with the Commission on January 23, 1995, and any amendment or report filed for the purpose of updating
          such description;

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange
Act
of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     Common Stock. The Company's Common Stock is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

     Deferred Compensation Obligations. The Plan provides a select group of management or highly compensated employees of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax compensation. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating eligible employees (the "Participants") in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

     Each Participant may elect to defer all or a portion of his or her salary and/or cash or stock bonus payments that may become payable under the Furon Company Economic Value Added (EVA) Incentive Compensation Plan (to the extent that such amounts exceed the applicable Social Security Wage Base, and such amounts reduced for any amounts required to satisfy applicable withholding obligations), if any, payable with respect to a particular year. A Participant's compensation deferrals are credited to the Participant's bookkeeping account ("Account") maintained under the Plan. Each Participant's Account is credited on a periodic basis with a deemed rate of earnings.

     With certain exceptions, Deferred Compensation Obligations will be paid after the Participant's payment eligibility date, which is the first day of January in the year immediately following the earliest of (i) the date on which the Participant terminates employment, dies, or becomes totally disabled, or (ii) the fixed date elected by the Participant at the time of the deferral.
A Participant may elect to receive payment in the form of (i) a lump-sum, or (ii) annual installment payments paid over 5, 10, 15, or 20 years. Payments will be made in cash or shares of Common Stock, depending on the deemed investment elections made by the Participant.

     No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

     The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants. However, the Company reserves the right to amend or terminate the Plan at any time.

     The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by eligible employees and the amounts of their salaries and bonuses. The duration of the Plan is indefinite
(subject to the Company's ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company (subject to certain investment elections that a Participant may make at the time of his or her deferral to have amounts deemed to be invested, and eventually paid, in the form of Common Stock). The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.
Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

     The Company's Restated Articles of Incorporation contain a provision which eliminates the liability of directors for monetary damages to the fullest extent permissible under California law. The General Corporation Law of California
(the "Law") (i) eliminates the liability of directors for monetary damages in an action brought by a shareholder in the right of the Company (referred to herein as a "derivative action") or by the Company for breach of a director's duties to the Company and its shareholders and (ii) authorizes the Company to indemnify directors and officers for monetary damages for all acts or omissions committed by them in their respective capacities; provided, however, that liability is not limited nor may indemnification be provided for (a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director or officer believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of a director or officer seeking indemnification, (c) for any transaction from which a director or officer derives an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director's or officer's duty to the Company or its shareholders in circumstances in which such person was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders,
(e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's or officer's duty to the Company or its shareholders, and (f) for liabilities arising under Section 310 (contracts in which a director has a material financial interest) and 316 (certain unlawful dividends, distributions, loans and guarantees) of the Law. In addition, the Company may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the Law.

     The Amended and Restated Bylaws of the Company provide that indemnification for directors and officers must be provided to the fullest extent permitted under California law and the Company's Restated Articles of Incorporation. The Company has entered into indemnification agreements with its directors and officers which require that the Company indemnify such directors and officers in all cases to the fullest extent permitted by applicable provisions of the Law. The Company also maintains a directors' and officers' liability insurance policy insuring directors and officers of the Company.

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits

See the attached Exhibit Index on page S-3.

Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To  include any prospectus required by
           Section 10(a)(3) of the Securities Act;

               (ii)  To reflect in the prospectus any facts
           or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Niguel, State of California, on September 9, 1998.

                                     By:  /s/ J. Michael Hagan
                                         ------------------------
-
                                         J. Michael Hagan
                                         Its: Chairman of the
Board
                                              and Chief Executive
                                              Officer

                          POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints J. Michael Hagan and Donald D. Bradley, or either of them individually, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, or either of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                Title                  Date

/s/ J. Michael Hagan     Chairman of the       September 9, 1998
J. Michael Hagan         Board and Chief
                         Executive Officer
                         (Principal Executive
                         Officer)

/s/ Terrence A. Noonan   President, Chief      September 9, 1998
Terrence A. Noonan       Operating Officer
                         and Director

/s/ Peter Churm          Chairman Emeritus,    September 9, 1998
Peter Churm              Director

/s/ Monty A. Houdeshell  Vice President and    September 9,1998
Monty A. Houdeshell      Chief Financial
                         Officer (Principal
                         Financial Officer)

/s/ David L. Mascarin    Controller          September 9, 1998
David L. Mascarin        (Principal
                         Accounting Officer)

/s/ Cochrane Chase       Director            September 9, 1998
Cochrane Chase

/s/ William D. Cvengros  Director            September 9, 1998
William D. Cvengros

/s/ Bruce E. Ranck       Director            September 9, 1998
Bruce E. Ranck

/s/ William C. Shepherd  Director            September 9, 1998
William C. Shepherd

/s/ R. David Threshie    Director            September 9, 1998
R. David Threshie

          EXHIBIT INDEX

Exhibit
Number      Description

4.          Furon Company Deferred Compensation Plan.

5. Opinion of O'Melveny & Myers LLP (opinion re legality).

23.1 Consent of Ernst & Young LLP (consent of independent auditors).

23.2        Consent of O'Melveny & Myers LLP (included in Exhibit
5).

24.         Power of Attorney (included in this Registration
            Statement under "Signatures").